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                                                           EXHIBIT (21)

                           List of Subsidiaries


                                             State or Country of
Name of Subsidiary                              Incorporation
- ----------------------------------------------------------------
Dimso Iberica S.A.                                 France
Dimso SA                                           France
Osteonics Corp.                                    New Jersey
Physiotherapy Associates, Inc.                     Michigan
Stryker Australia Pty. Ltd.                        Australia
Stryker B.V.                                       The Netherlands
Stryker (Barbados) Foreign Sales Corporation       Barbados
Stryker Canada Inc.                                Canada
Stryker China Limited                              Hong Kong
Stryker Corporation (Malaysia) SDN BHD             Malaysia
Stryker Deutschland GmbH                           Germany
Stryker Far East, Inc.                             Delaware
Stryker Foreign Sales Corporation                  U.S. Virgin Islands
Stryker France SA                                  France
Stryker Italia SRL                                 Italy
Stryker Korea Ltd.                                 Korea
Stryker Mexico, S.A. de C.V.                       Mexico
Stryker Pacific Limited                            Hong Kong
Stryker Puerto Rico, Inc.                          Delaware
Stryker SA                                         Switzerland
Stryker Sales Corporation                          Michigan
Stryker Singapore Private Limited                  Singapore

Stryker Corporation is the immediate parent and owns 100% of the outstanding voting securities of each of the above-named subsidiaries.

Stryker is a 51% investor in:
     Matsumoto Medical Instruments, Inc.           Japan

Stryker effectively controls:
     Stryker India Medical Equipment
       Private Limited                             India